Exhibit 99.1
For Further Information, Contact:

Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Jaia Zimmerman
The Blueshirt Group	RightNow Technologies
415.217.7722	650.653.4441 Office
todd@blueshirtgroup.com	650.464.8462 Cell
stacie@blueshirtgroup.com	jzimmerman@rightnow.com
RightNow Announces Proposed Private Offering of $125 Million in Convertible
Senior Notes
BOZEMAN, Mont. (November 15, 2010) — RightNow Technologies, Inc. (“RightNow”) (NASDAQ: RNOW) today announced that it intends to offer, subject to market and other conditions, $125 million in aggregate principal amount of convertible senior notes due 2030 (the “Notes”). The Notes will mature on November 15, 2030, unless earlier redeemed, repurchased or converted, and will be offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). RightNow expects to grant the initial purchasers an option to purchase up to an additional $25 million aggregate principal amount of Notes within 13days from the date of a purchase agreement for the Notes on the same terms and conditions.
The Notes will be general unsecured obligations, ranking equally in right of payment to all existing and future senior indebtedness and senior in right of payment to any future indebtedness that is expressly subordinated to the notes. The interest rate, conversion rate, offering price and other terms will be determined by negotiations between RightNow and the initial purchasers.
RightNow intends to use the net proceeds from the offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, and working capital.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The Notes and the shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Cautionary Statement:
The statements in this release relating to the terms and timing of the proposed offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not RightNow will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market
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conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Please refer to RightNow’s public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors, including the risk factors contained in RightNow’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that could cause actual results to differ materially from current expectations.
Readers are cautioned not to place undue reliance on RightNow’s forward-looking statements, which speak only as of the date such statements are made. RightNow assumes no obligation to update the forward-looking information contained in this press release.
FRNOW
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